Exhibit 10.8

Execution Version

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated as of June 14, 2022 (the “Execution Date”), is entered into by and between TEVA PHARMACEUTICALS USA, INC., a Delaware corporation (“Teva USA”), and ERIC HUGHES (the “Executive”).

R E C I T A L S:

WHEREAS, Teva USA desires to employ the Executive and the Executive has indicated his willingness to provide his services to Teva USA on the terms and conditions set forth herein; and

WHEREAS, Teva USA and the Executive deem it to be in their mutual best interests to memorialize the terms of such employment in a formal agreement.

NOW, THEREFORE, on the basis of the foregoing premises and in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1. Effective Date. This Agreement shall be effective as of August 1, 2022 (the “Effective Date”).

2. Term of Employment. Teva USA hereby agrees to employ the Executive and the Executive hereby accepts such employment with Teva USA, on the terms and conditions hereinafter set forth. The term of employment (the “Term of Employment”) hereunder shall commence on the Effective Date and shall continue until the Termination Date, as defined in Section 7 below.

3. Position; Duties and Responsibilities; Place of Performance.

(a) The Executive will be appointed as Executive Vice President, Global R&D and Chief Medical Officer of the Teva Group, effective August 1, 2022. In such capacity, the Executive reports directly to the President and Chief Executive Officer of Teva Pharmaceutical Industries Ltd. (“TPI”, and collectively with Teva USA, the “Company”). In addition, the Executive has such additional executive duties and responsibilities as may be assigned to him by the President and Chief Executive Officer of TPI. If the Executive is elected as a director or officer of any subsidiary or affiliate of the Company, the Executive shall serve in such capacity or capacities without additional compensation.

(b) During the Term of Employment the Executive’s principal place of employment will be at Teva USA’s headquarters in Parsippany, New Jersey, USA. The Executive understands and agrees that it is expected that the Executive will be required to travel extensively (including internationally) in connection with the performance of his duties hereunder.

(c) Notwithstanding anything in this Agreement to the contrary, the Executive (i) shall not have authority to bind TPI or any of its non-U.S. subsidiaries and (ii) shall be subject to such further restrictions as to his activities on behalf of TPI or its non-U.S. subsidiaries as may be determined by TPI from time to time.

4. Exclusivity. Subject to the terms and conditions set forth in this Agreement, the Executive shall devote his full business time, attention, and efforts to the performance of his duties under this Agreement and shall not engage in any other business or occupation during the Term of Employment, including, without limitation, any activity that (a) conflicts with the interests of the Company or its affiliates, (b) interferes with the proper and efficient performance of his duties for the Company or (c) interferes with the exercise of his judgment in the Company’s or its affiliates’ best interests. Notwithstanding the foregoing, nothing herein shall preclude the Executive from: (i) serving, with the prior written consent of the President and Chief Executive Officer of TPI (which shall not be unreasonably withheld or delayed), as a member of the board of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations; (ii) engaging in charitable activities and community affairs; (iii) speaking at meetings of business, charitable and civic organizations; or (iv) subject to the terms and conditions set forth in Section 9 hereof, managing his personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), (iii) and (iv) shall be limited by the Executive so as not to be in contradiction to any Company policy and/or materially interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder or create a potential business or fiduciary conflict.

5. Compensation and Benefits.

(a) Base Salary. For services rendered under this Agreement, Teva USA shall pay the Executive a salary at the rate of U.S. $700,000 per annum (such salary, or any adjusted salary granted to the Executive pursuant to this Section 5(a), the “Base Salary”). In addition, the Compensation Committee, with input from the President and Chief Executive Officer of TPI, shall periodically consider whether to approve adjustments to the Executive’s Base Salary, according to the considerations specified in the shareholder-approved compensation policy of TPI in effect from time to time (the “Compensation Policy”) and subject to approval as required under applicable law and the Compensation Policy. The Executive’s Base Salary shall be payable in accordance with the payroll practices of Teva USA as the same shall exist from time to time.

(b) Sign-On Cash Payment. Executive shall be granted a cash payment of up to $500,000 (the “Sign-On Cash Payment”), which is designed to compensate the Executive for any reimbursement payments he will be required to pay to his previous employer due to his resignation. The Sign-On Cash Payment shall be paid within thirty (30) days following the Executive’s presentation of appropriate supporting documentation. The Executive acknowledges and agrees that in the event of termination pursuant to Section 7(c) or Section 7(f) within two (2) years following the Effective Date, Executive shall repay to the Company the amount of the Sign-On Cash Payment that was paid to him.

(c) Annual Bonus. For each fiscal year that ends during the Term of Employment, the Executive shall be eligible to be considered for an annual bonus under the Company’s annual cash bonus plan in accordance with the Compensation Policy (the “Annual Bonus”) and subject to the sole discretion of the President and Chief Executive Officer of TPI, the Compensation Committee and the TPI Board, with a target amount equal to 100% of Executive’s

Base Salary. If payable, the Annual Bonus shall be paid to the Executive at the same time as annual bonuses are generally payable to other similarly situated senior executives of the Company, subject to the Executive’s continuous employment through the payment date, except as otherwise set forth in this Agreement. For the sake of clarity, in the event of an increase in the Base Salary during a fiscal year, the Annual Bonus calculation (if any) for such fiscal year shall be made on a prorated basis based on the relative portions of such fiscal year to which the original Base Salary and the increased Base Salary relate. For the avoidance of doubt, for 2022, the Executive shall be considered for an Annual Bonus under the Company’s 2022 Executive Officers Annual Bonus Plan on a prorated basis based on the number of days the Executive is employed during 2022 and reflecting the Executive’s Base Salary as provided above.

(d) Equity Awards.

(i) Executive shall be granted a one-time award of Restrictive Share Units (“Sign-On RSUs”) with a total fair market value of U.S. $2,000,000 at Grant Date (as defined below), subject to (1) the Executive’s commencement of employment with the Company, (2) the terms of TPI’s 2020 Long Term Equity-Based Incentive Plan (the “Equity Plan”) (including any applicable sub-plans and the terms of the award agreement), (3) the Executive’s acceptance of the award agreement (4) the Compensation Policy, and (5) any applicable law. The number of Sign-On RSUs shall be determined according to the fair market value of the Sign-On RSUs on or about the Grant Date (as defined below), in accordance with the terms of the Equity Plan and the resolutions of the Compensation Committee and the Board, and based on Company practice. The Sign-on RSUs shall vest in equal installments on the first (1st), second (2nd), third (3rd) and fourth (4th) anniversaries of the Grant Date. The Sign-On RSUs will be granted on the Effective Date (or, if the Company is subject to a blackout on the Effective Date, then seven (7) days after such blackout period ends) (the “Grant Date”).

(ii) During the Term of Employment, the Executive shall be considered for equity-based compensation awards under the Equity Plan or any subsequent plan, at the sole discretion of the President and Chief Executive Officer of TPI, the Compensation Committee and the TPI Board. Any such awards shall be granted on such terms and conditions as may be determined by the Compensation Committee and the TPI Board.

(e) Benefits. During the Term of Employment, the Executive shall be eligible to participate in such benefit plans and programs as shall be provided to similarly situated executives of Teva USA, including medical insurance, long-term and short-term disability insurance, dental insurance, life insurance, 401(k) plan, Supplemental Deferred Compensation Plan and other benefit programs that may be adopted by Teva USA from time to time (but, excluding, for the avoidance of doubt, Teva USA’s Supplemental Executive Retirement Plan and Defined Contribution Supplemental Executive Retirement Plan). Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit plan or policy at any time without providing the Executive notice, and the right to do so is expressly reserved.

(f) Car Allowance. During the Term of Employment, the Executive will be provided with a car allowance of U.S. $2,000 per month.

(g) Vacation. During the Term of Employment, the Executive shall be entitled to the same number of vacation days, holidays, sick days and other paid time off benefits as are generally allowed to other similarly situated executives of Teva USA in accordance with Teva USA’s policy as in effect from time to time. Teva USA’s expectation is that the Executive will take a reasonable amount of vacation (not to exceed five (5) weeks per year). Because there are no set vacation allocations, the Executive acknowledges that, in accordance with Teva USA’s policy, the Company will not make any payment for unused vacation time in connection with a termination of the Executive’s employment for any reason.

(h) Domestic Relocation.

(i) General. During a period of one (1) year from the Effective Date, the Executive will be entitled to a one (1) time domestic relocation support related to the Executive’s move to the area where he will reside, which is expected to be within reasonable commuting distance of Teva USA’s corporate headquarters in Parsippany, NJ, USA. The terms of the domestic relocation support will be in accordance with the Company’s US Domestic Relocation Policy (the “Relocation Policy”).

(ii) Changes to Relocation Policy. The Executive acknowledges, agrees and understands that the Relocation Policy does not form part of this Agreement and the Company reserves the right to amend, suspend, or terminate the Relocation Policy at any time without providing the Executive notice, and the right to do so is expressly reserved. Notwithstanding the foregoing, in the event of any conflict between the Relocation Policy and this Agreement, the terms of this Agreement shall prevail.

(iii) Repayment of Relocation Expenses. The Executive acknowledges and agrees that in the event of termination pursuant to Section 7(c) or Section 7(f) within two (2) years following the Effective Date, Executive shall repay to the Company a prorated portion of the relocation expenses that were paid by the Company pursuant to Section 5(h)(i) for the period in which he will not be employed by the Company.

6. Ordinary Business Expenses. During the Term of Employment, Teva USA shall reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive in connection with the business of the Company and in the performance of his duties under this Agreement, including expenses for travel, lodging and similar items, all in accordance with Teva USA’s expense reimbursement policy, as the same may be modified from time to time. Teva USA shall reimburse all such proper expenses upon the Executive’s presentation to Teva USA of an itemized accounting of such expenses with reasonable supporting data.

7. Termination of Employment.

(a) General. The Term of Employment shall terminate upon the earliest to occur of (i) the Executive’s death, (ii) a termination by reason of a Disability (as defined below), (iii) a termination by Teva USA with or without Cause (as defined below) and (iv) a termination by the Executive with or without Good Reason (as defined below). The date on which employee-employer relations cease to exist between the parties (including as a result of acceleration of such cessation due to a waiver by the Company of Executive’s services during the relevant Notice Period (as defined below) and payment to the Executive of the entire amount the Executive is entitled to in respect of such Notice Period) shall be referred to in this Agreement as the “Termination Date”. For the avoidance of doubt, in the event the Executive shall be employed by any other member of the Teva Group following a termination of employment by Teva USA, such termination by Teva USA shall not be deemed termination of employment of the Executive. Upon the termination of the Executive’s employment with the Teva Group for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by the Executive, the Executive shall resign from any and all directorships, committee memberships or any other positions the Executive holds with any member of the Teva Group.

(b) Death or Disability. The Executive’s employment shall terminate automatically upon his death. Teva USA may terminate the Executive’s employment immediately after the occurrence of a Disability, such termination to be effective upon the Executive’s receipt of written notice of such termination. In the event the Executive’s employment is terminated due to his death or Disability, the Executive or his estate or his beneficiaries, as the case may be, shall be entitled to (i) all accrued but unpaid Base Salary through the Termination Date; (ii) any unpaid or unreimbursed expenses incurred in accordance with Teva USA policy, including amounts due under Section 6 hereof to the extent incurred prior to the Termination Date; (iii) any other amounts required to be paid pursuant to applicable law, if any; and (iv) accrued and/or vested benefits under any plan or agreement covering the Executive which shall be governed by the terms of such plan or agreement (items (i) through (iv) collectively, the “Accrued Obligations”).

For purposes of this Agreement, “Disability” shall mean any physical or mental disability or infirmity that renders the Executive incapable of performing his usual and customary duties as set forth herein for a period of one hundred twenty (120) days during any twelve (12) month period. Any question as to the existence or extent of the Executive’s Disability upon which the Executive and Teva USA cannot agree shall be determined by a qualified, independent physician selected by Teva USA and approved by the Executive or the Executive’s representatives (which approval shall not be unreasonably withheld or delayed). The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

Except as set forth in this Section 7(b), following the Executive’s termination by reason of his death or Disability, the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(c) Termination by Teva USA for Cause. In the event of Cause, Teva USA may terminate the Executive’s employment for Cause as described in this Section 7(c). In the event Teva USA terminates the Executive’s employment for Cause, he shall be entitled only to (A) all accrued but unpaid Base Salary through the Termination Date; and (B) any unpaid or unreimbursed expenses incurred in accordance with Teva USA policy, including amounts due under Section 6 hereof to the extent incurred prior to the Termination Date. Following a termination of the Executive’s employment for Cause, except as set forth in this Section 7(c), the Executive shall have no further rights to any compensation or any other benefits.

For purposes of this Agreement, “Cause” shall mean: (A) the Executive’s indictment for, conviction of or pleading of guilty or nolo contendere to, (i) a felony or (ii) any crime involving moral turpitude; (B) the Executive’s embezzlement, dishonesty, misappropriation of Company property, breach of fiduciary duty or fraud with regard to the Company or any of its assets or businesses; (C) the Executive’s willful misconduct or gross negligence in the performance of the Executive’s duties or continual failure to perform the material duties of his position; (D) the Executive’s material violation of a Company rule or regulation; or (E) the Executive’s breach of a material provision of this Agreement.

(d) Termination by Teva USA without Cause. Teva USA may terminate the Executive’s employment at any time without Cause, effective three (3) months following the Executive’s receipt of written notice of such termination (in this Section 7(d), the “Notice Period”). Teva USA may, in its sole and absolute discretion, by written notice, waive the services of the Executive during the Notice Period or in respect of any part of such period, and at Teva USA’s sole discretion accelerate the effective date of such termination of employee-employer relationship (such accelerated date shall constitute the Termination Date), all on the condition that Teva USA pay the Executive the monthly Base Salary and all additional compensation and benefits to which the Executive is entitled in respect of the Notice Period without regard to any such Teva USA waiver.

In the event the Executive’s employment is terminated by Teva USA without Cause (other than by reason of his death or Disability), the Executive shall be entitled to:

(i) the Accrued Obligations;

(ii) a lump sum cash payment in an amount equal to nine (9) months of the Executive’s then-current Base Salary, payable on the sixtieth (60th) day following the Termination Date;

(iii) an amount equal to nine (9) months of the Executive’s then-current Base Salary in consideration for the Executive’s undertaking set forth in Section 9(e) below and subject to the Executive’s compliance therewith, such amount to be paid in substantially equal installments in accordance with the payroll practices of Teva USA during the nine (9) month period commencing on the Termination Date; and

(iv) a lump sum cash payment payable on the sixtieth (60th) day following the Termination Date in an amount equal to (A) the monthly COBRA premium cost for the Executive and the Executive’s covered dependents under Teva USA’s group health plan as of the date of such termination, multiplied by (B) eighteen (18).

Notwithstanding the foregoing, and without derogating from any other remedy available to the Company, (A) the payments and benefits described in subsections (ii) through (iv) above shall immediately cease, (B) the Company shall have no further obligations to the Executive with respect thereto and (C) the Executive shall promptly repay to Teva USA any payments or benefits paid or provided to the Executive pursuant to subsections (ii) through (iv) above, in the event that the Executive breaches any provision of Section 9 hereof.

Following a termination of the Executive’s employment by Teva USA without Cause, except as set forth in this Section 7(d), the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(e) Termination by the Executive for Good Reason. The Executive may terminate his employment for Good Reason and receive severance compensation upon such termination as described in this Section 7(e).

(i) The Executive may terminate his employment for Good Reason by providing Teva USA three (3) months’ written notice setting forth with reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to Teva USA within ninety (90) days following the occurrence of such event. During such three (3) month notice period, Teva USA shall have a cure right (if curable), and if not cured within such period, the Executive’s termination will be effective upon the date immediately following the expiration of the three (3) month notice period.

(ii) In the event of the Executive’s termination for Good Reason, the Executive shall be entitled to the same payments and other benefits as provided in Section 7(d)(i) through (d)(iv) above for a termination without Cause, it being agreed that the Executive’s right to any such payments shall be subject to the same terms and conditions as described in Section 7(d) above, including, without limitation, the forfeiture of the Executive’s right to the payments and benefits described in subsections (d)(ii) through (iv) thereof, and the Executive’s obligation to promptly repay such amounts, in the event that the Executive breaches any provision of Section 9 hereof. Following a termination of the Executive’s employment by the Executive for Good Reason, except as set forth in this Section 7(e), the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s express written consent, the occurrence of any of the following events: (A) the Company’s breach of a material provision of this Agreement, (B) a material diminution in the Executive’s duties or responsibilities that is inconsistent with the Executive’s position as described herein, or (C) a material reduction by Teva USA in the Executive’s rate of annual Base Salary.

(f) Termination by the Executive without Good Reason. The Executive may terminate his employment without Good Reason by providing Teva USA three (3) months’ written notice of such termination (in this Section 7(f), the “Notice Period”). In the event that the Executive’s employment is terminated by the Executive without Good Reason, the Executive shall be entitled to the Accrued Obligations.

In the event of the termination of the Executive’s employment under this Section 7(f), Teva USA may, in its sole and absolute discretion, by written notice, waive the services of the Executive during the Notice Period or in respect of any part of such period, and at Teva USA’s sole discretion accelerate the effective date of such termination of employee-employer relationship (such accelerated date shall constitute the Termination Date) and still have it treated as a termination without Good Reason.

Following a termination of the Executive’s employment by the Executive without Good Reason, except as set forth in this Section 7(f), the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(g) Change of Control. In the event that the Executive’s employment is terminated pursuant to subsection (d) of this Section, during the one (1) year period following a Change in Control event (as defined in the Compensation Policy as in effect on the date hereof), and such termination is a result of such Change in Control event, then, in addition to any payments or other benefits to which the Executive is entitled pursuant to Section 7(d), the Executive shall also be entitled to receive a lump sum cash payment in an amount equal to $1,500,000, payable on the next regular payroll date immediately following the sixtieth (60th) day after the Termination Date.

(h) Release. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to subsection (b), (d), (e) or (g) of this Section 7 (other than the Accrued Obligations) (collectively, the “Severance Benefits”) shall be conditioned upon the Executive’s execution, delivery to Teva USA, and non-revocation of a release of claims in the form attached as Exhibit A hereto, as the same may be revised from time to time by Teva USA upon the advice of counsel (the “Release of Claims”) (and the expiration of any revocation period contained in the Release of Claims) within sixty (60) days following the Termination Date. If the Executive fails to execute the Release of Claims in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes his acceptance of such release following its execution, the Executive shall not be entitled to any of the Severance Benefits. Further, to the extent that any portion of the Severance Benefits constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and all applicable regulations and guidance thereunder (“Section 409A”), any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the date of the Executive’s termination of employment hereunder, but for the condition that the Executive execute the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day (subject to any additional delay as may be required under Section 11(a) of this Agreement), after which any remaining Severance Benefits shall thereafter be provided to the Executive according to the applicable schedule set forth herein. For the avoidance of doubt, in the event of a termination by reason of the Executive’s death or Disability, the Executive’s obligations herein to execute and not revoke the Release of Claims may be satisfied on his behalf by his estate or a person having legal power of attorney over his affairs.

(i) Compliance with Covenants. Notwithstanding any provision herein to the contrary, and without derogating from any other remedy available to the Company, in the event that the Executive breaches any provision of Section 9 hereof, (A) payment or provision of the Severance Benefits shall immediately cease (without prejudice to any other remedies available to the Company hereunder and/or pursuant to applicable law), (B) the Company shall have no further obligations to the Executive with respect to payment or provision of the Severance Benefits and (C) the Executive shall promptly repay to the Company any Severance Benefits paid or provided to the Executive pursuant to this Section 7 prior to the date of such breach.

(j) Return of Property. Upon termination of the Executive’s employment, or earlier if required by the Company, the Executive shall promptly return to Teva USA any cell phone, laptop or other hand-held device provided to the Executive, and any confidential or proprietary information of the Company or any of their subsidiaries or affiliates that remains in the Executive’s possession; provided, however, that nothing in this Agreement or elsewhere shall prevent the Executive from retaining and utilizing documents relating to his personal benefits, entitlements and obligations; documents relating to his personal tax obligations; his desk calendar, personal contact list, and the like; and such other records and documents as may reasonably be approved by the President and Chief Executive Officer of TPI (such approval not to be unreasonably withheld or delayed).

8. Representations. The Executive hereby represents to the Company that (a) he is legally entitled to enter into this Agreement and to perform the services contemplated herein and is not bound under any employment, consulting or other agreement to render services to any third party, (b) he has the full right, power and authority, subject to no rights of third parties, to grant to the Company the rights contemplated by Section 9(b) hereof, and (c) he does not now have, nor within the last three (3) years has he had, any ownership interest in any business enterprise (other than interests in publicly traded corporations where his ownership does not exceed one percent (1%) or more of the equity capital) which is a customer of the Teva Group (as defined below), or from which the Teva Group purchases any goods or services or to whom such corporations owe any financial obligations or are required or directed to make any payments.

9. Executive’s Covenants.

(a) Disclosure of Information. The Executive recognizes and acknowledges that the trade secrets, know-how and proprietary information and processes of TPI, Teva USA and their subsidiaries and affiliates (the “Teva Group”), as they may exist from time to time, are valuable, special and unique assets of the business of the Teva Group, access to and knowledge of which are essential to the performance of the Executive’s duties hereunder. The Executive will not, during or at any time following the Term of Employment, in whole or in part, disclose such secrets, know-how or processes to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, nor shall the Executive make use of any such secrets, know-how or processes for his own purposes or for the benefit of any person, firm, corporation or other entity (except for a member of the Teva Group) under any circumstances during or after the Term of Employment; provided, that, after the termination of his employment, these restrictions shall not apply to such secrets, know-how and processes which are then in the public domain (provided that the Executive was not responsible, directly or indirectly, for such secrets, know-how or processes entering the public domain without the Company’s consent). In addition, nothing contained in this Agreement shall be construed to prohibit the Executive from reporting possible violations of federal or state law or regulation to any governmental agency or regulatory body or making other disclosures that are protected under any whistleblower provisions of federal or state law or regulation, or from filing a charge with or participating in any investigation or proceeding conducted by any governmental agency or regulatory body.

(b) DTSA Disclosure. Pursuant to 18 U.S.C. § 1833(b), an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose a trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (A) files any document containing the trade secret under seal and (B) does not disclose the trade secret except pursuant to court order.

(c) Inventions. Without additional compensation, the Executive hereby sells, transfers and assigns to the Company, or to any person or entity designated by the Company, all of the entire right, title and interest of the Executive in, and to, all inventions, ideas, disclosures and improvements, whether patented or unpatented, and copyrightable material, made or conceived by the Executive, solely or jointly, during the Term of Employment, which relate to methods, apparatus, designs, products, processes or devices, sold, leased, used or under consideration or development by the Company or any of its subsidiaries or affiliates, or which otherwise relate to or pertain to the business, functions or operations of the Company or any of its subsidiaries or affiliates or which arise from the efforts of the Executive during the course of his employment for the Company or any of its subsidiaries or affiliates. The Executive shall communicate promptly and disclose to the Company, in such form as the Company requests, all information, details and data pertaining to the aforementioned inventions, ideas, disclosures and improvements. The Executive shall execute and deliver to the Company such formal transfers and assignments and such other papers and documents as may be necessary or required of the Executive to permit the Company or any person or entity designated by the Company to file and prosecute the patent applications and, as to copyrightable material, to obtain copyright thereof. Any invention relating to the business of the Company and its subsidiaries or affiliates made by the Executive within one year following the termination of the Term of Employment shall be deemed to fall within the provisions of this paragraph unless proved to have been first conceived and made following such termination.

(d) Covenant Not to Interfere. During the Term of Employment and for a period of twelve (12) months following the Termination Date, the Executive shall not, directly or indirectly, (i) solicit or induce, or in any manner attempt to solicit or induce, any person employed by, or as agent of, the Company, its subsidiaries or affiliates to terminate such person’s contract of employment or agency, as the case may be, with the Company, its subsidiaries or affiliates or (ii) divert, or attempt to divert, any person, concern or entity from doing business with the Company, its subsidiaries or affiliates, or attempt to induce any such person, concern or entity to cease being a customer or supplier of the Company, its subsidiaries or affiliates.

(e) Covenant Not to Compete. By signing this Agreement, the Executive hereby acknowledges and agrees that, in his capacity as Executive Vice President, Global R&D and Chief Medical Officer of the Teva Group, the Executive will have a great deal of exposure and access to a broad variety of commercially valuable proprietary information of the Teva Group, including, by way of illustration, confidential information regarding the Teva Group’s current and future products and strategies, costs and other financial information, R&D and marketing plans and strategies, etc. As a result of the Executive’s knowledge of the above information and in consideration for the benefits offered by the Company under this Agreement, the Executive affirms and recognizes his continuing obligations with respect to the use and disclosure of confidential and proprietary information of the Teva Group pursuant to the Teva Group’s policies and the terms and conditions of this Agreement, and hereby agrees that, during the Term of Employment and for a period of nine (9) months following the Termination Date (to the extent such restriction does not violate any statute or public policy), the Executive shall not, directly or indirectly (whether as an officer, director, owner, employee, partner, consultant or other direct or indirect service provider) perform any services for a company which division, subsidiary or product group is engaged in development, manufacture of, sale of or trading in (i) generic products or (ii) specialty pharmaceutical products (including but not limited to biopharmaceutical products) that are competitive with a product developed, manufactured, sold or otherwise traded in by the Company as of the date of such termination of employment, where the determination of whether a certain product constitutes competition to a product manufactured, sold or otherwise traded in by the Teva Group shall be reasonably determined on an ad-hoc basis at the relevant time by the President and Chief Executive Officer of TPI.

(f) Non-Disparagement. During the Term of Employment and at all times thereafter, the Executive agrees not to (i) make any disparaging or defamatory comments regarding any member of the Teva Group or any of its current or former directors, officers, employees or products or (ii) make any negative or disparaging comments concerning any aspect of the Executive’s relationship with any member of the Teva Group or any conduct or events relating to any termination of the Executive’s employment with the Company.

(g) Cooperation. During the Term of Employment and at all times thereafter, the Executive agrees to cooperate with the Company and its attorneys in connection with any matter related to the period he was employed by Teva USA and/or his services to other members of the Teva Group, including but not limited to any threatened, pending, and/or subsequent litigation, government investigation, or other formal inquiry against ant member of the Teva Group, and shall make himself available upon notice to prepare for and appear at deposition, hearing, arbitration, mediation, or trial in connection with any such matters. Such cooperation will include willingness to be interviewed by representatives of the Company and to participate in legal proceedings by deposition or testimony.

(h) Blue Pencil. It is the desire and intent of the parties that the provisions of this Section 9 be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision or clause of this Section 9 shall be adjudicated to be invalid or unenforceable or overly broad in scope, time or geographic region, then such provision or clause shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable or to reduce or narrow down the portion thus adjudicated to be too broad in scope, time or geographic region, such deletion, reduction or narrowing down to apply only with respect to the operation of this Section 9 in the particular jurisdiction in which such adjudication is made.

(i) Injunctive Relief. Executive acknowledges and agrees that Teva USA entered into this Agreement in reliance on the provisions of this Section 9 and the enforcement of this Section 9 is necessary to ensure the preservation, protection and continuity of the goodwill of the Teva Group’s business and confidential information. Executive agrees that, due to the nature of the business of the Teva Group, the restrictions set forth in this Section 9 are reasonable as to time, geography and scope. Executive agrees that the Teva Group would suffer irreparable harm and continuing damage for which money damages would be insufficient if Executive were to breach, or threaten to breach, this Section 9. Executive furthermore agrees that the Teva Group would by reason of such breach, or threatened breach, be entitled to injunctive, a decree for specific performance, other equitable relief in aid of arbitration in a court of appropriate jurisdiction, and all other relief as may be proper (including money damages if appropriate), to the extent permitted by law, without the need to post any bond. Executive further consents and stipulates to the entry of such injunctive relief in such a court prohibiting Executive from breaching the terms of this Section 9. This section shall not, however, diminish the right of the Teva Group to claim and recover damages and other appropriate relief in addition to injunctive relief. Notwithstanding anything to the contrary contained herein, in the event of a breach of any covenant by Executive, the duration of any restriction breached shall be extended for a period equal to any time period that Executive was in violation of such covenant.

(j) Further Representations and Covenants. In signing this Agreement, Executive gives the Teva Group assurance that Executive has carefully read and considered all of the terms and conditions of this Section 9. Executive agrees that these restraints are necessary for the reasonable and proper protection of the Teva Group and its confidential information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent Executive from obtaining other suitable employment during the period in which Executive is bound by the restraints. Executive agrees that, before providing services to any entity during the period of time that Executive is subject to the constraints in this Section 9, Executive will provide a copy of this Section 9 to such entity, and Executive shall ensure that such entity acknowledge to the Company in writing that it has read this Section 9. Executive acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Teva Group, and that Executive has sufficient assets and skills to provide a livelihood while such covenants remain in force. Executive further covenants that Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 9, and that Executive will reimburse the Teva Group for all costs (including, without limitation, reasonable attorneys’ fees) incurred in connection with any action to enforce any of the provisions of this Section 9 if either the Teva Group prevails on any material issue involved in such dispute or if Executive challenges the reasonableness or enforceability of any of the provisions of this Section 9. It is also agreed that each member of the Teva Group will have the right to enforce all of Executive’s obligations under this Agreement.

10. Insurance. The Company may, at its election and for its benefit, insure the Executive against death, and the Executive shall submit to such physical examination and supply such information as may be reasonably required in connection therewith.

11. Additional Section 409A Provisions. All payments and benefits under this Agreement shall be made and provided in a manner that is intended to comply with Section 409A, to the extent applicable. Notwithstanding any provision in this Agreement to the contrary:

(a) The payment (or commencement of a series of payments) hereunder of any “nonqualified deferred compensation” (within the meaning of Section 409A) upon a termination of employment shall be delayed until such time as the Executive has also undergone a “separation from service” as defined in U.S. Treasury Regulation Section 1.409A-1(h), at which time such “nonqualified deferred compensation” (calculated as of the Termination Date) shall be paid (or commence to be paid) to the Executive on the schedule set forth in this Agreement as if the Executive had undergone such termination of employment (under the same circumstances) on the date of his ultimate “separation from service.” Any payment otherwise required to be made hereunder to the Executive at any date as a result of the termination of the Executive’s employment shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”) in the event that the Executive is deemed at the time of his

“separation from service” to be a “specified employee” (in each case, within the meaning of Section 409A) and if such delay is otherwise required to avoid additional tax under Section 409A(a)(2) of the Code. In such event, on the first business day following the expiration of the Delay Period, the Executive shall be paid, in a single lump sum cash payment, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

(b) Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A.

(c) To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes “nonqualified deferred compensation” (within the meaning of Section 409A), (i) any such expense reimbursement shall be made by Teva USA no later than the last day of the taxable year following the taxable year in which such expense was incurred by the Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period during which the arrangement is in effect.

(d) While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A, in no event whatsoever shall the Company or any of its affiliates be liable for (i) any additional tax, interest or penalties that may be imposed on the Executive as a result of Section 409A or (ii) any damages for failing to comply with Section 409A (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A).

12. Clawback. All payments made pursuant to this Agreement are subject to the “clawback” provisions in the Compensation Policy.

13. Required Stock Ownership. The Executive acknowledges and agrees to adhere to the Company’s stock ownership guidelines applicable to senior executives of the Company, as may be amended from time to time in the Company’s sole discretion.

14. No-Hedging Policy. The Executive acknowledges and agrees to adhere to the Company’s No-Hedging Policy applicable to senior executives of the Company, as may be amended from time to time in the Company’s sole discretion.

15. No-Pledging Policy. The Executive acknowledges and agrees to adhere to the Company’s No-Pledging Policy applicable to senior executives of the Company, as may be amended from time to time in the Company’s sole discretion.

16. Notices. Any notice required or permitted to be given under this Agreement shall be deemed sufficient if in writing and if sent by registered mail to the Executive at his home address as reflected on the records of the Company, in the case of the Executive, or, in the case of the Company, to TPI at TPI’s headquarters, Attention: Group Executive VP, Human Resources, or to such other officer or address as the Company shall notify the Executive.

17. Waiver of Breach. A waiver by the Company or the Executive of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

18. Governing Law; Severability. This Agreement shall be governed by and construed and enforced in accordance with the laws of the state of New Jersey without giving effect to the choice of law or conflict of laws provisions thereof. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision or portion of any provision, in any other jurisdiction. In addition, should a court determine that any provision or portion of any provision of this Agreement, is not reasonable or valid, either in period of time, geographical area, or otherwise, the parties agree that such provision should be interpreted and enforced to the maximum extent which such court deems reasonable or valid.

19. Taxes. The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by applicable law.

20. Assignment. This Agreement may be assigned, without the consent of the Executive, by Teva USA to any member of the Teva Group or to any person, partnership, corporation or other entity that has purchased all or substantially all the assets of Teva USA and/or TPI; provided, that such assignee assumes any and all of the obligations of the Company hereunder. The Company shall cause any person, firm or corporation acquiring all or substantially all of the assets of Teva USA to execute a written instrument agreeing to assume any and all of the obligations of the Company hereunder as a condition to acquiring such assets.

21. Compensation Policy. This Agreement shall be subject to the Compensation Policy and nothing herein shall derogate in any way from the Company’s rights thereunder.

22. Entire Agreement; Amendment. This Agreement contains the entire agreement of the parties and supersedes any and all agreements, letters of intent or understandings between the Executive and (a) the Company, (b) any member of the Teva Group or (c) any of the Company’s principal shareholders, affiliates or subsidiaries, except as to the Company’s equity compensation plans and other separate agreements, plans and programs referred to herein; provided, that this Agreement shall not alter the Executive’s obligations to any member of the Teva Group under any confidentiality, invention assignment, or similar agreement or arrangement to which the Executive is a party with any member of the Teva Group, which obligations shall remain in force and effect. Notwithstanding the foregoing, in the event of any inconsistency between this Agreement and the Compensation Policy, the terms of the Compensation Policy shall control. This Agreement may be changed only by an agreement in writing signed by a party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

23. Headings. The headings of the sections and subsections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

24. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. Signatures delivered by facsimile or by e-mail as a portable document format (.pdf) file or image file attachment shall be effective for all purposes.

25. Survival. The provisions of this Agreement that are intended to survive the termination of this Agreement shall survive such termination in accordance with their terms.

26. Indemnification. In accordance with and subject to the provisions of Israeli law applicable to TPI and the applicable provisions of TPI’s Articles of Association and the Compensation Policy then in effect, Executive shall be indemnified and released by the Company in accordance with the provisions of the Indemnification and Release Agreement attached hereto as Exhibit B, the terms of which shall be incorporated by reference herein.

*   *   *

Execution Version

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date specified in the first paragraph of this Agreement.

TEVA PHARMACEUTICALS USA, INC.

By:	/s/ Daniel Lawlor
Name: Daniel Lawlor
Title: SVP, HR Regional Lead

By:	/s/ Brian Shanahan
Name: Brian Shanahan
Title: Secretary

EXECUTIVE

/s/ Eric Hughes
Eric Hughes

EXHIBIT A

FORM OF RELEASE AGREEMENT

As a material inducement to Teva Pharmaceuticals USA, Inc. (“Teva USA”) to providing the severance benefits and other benefits and payments in excess of the amounts required to be paid to Eric Hughes (the “Executive”) by applicable law (if any) under the employment agreement (the “Employment Agreement”) dated as of June 14, 2022 by and between Teva USA and the Executive, and in consideration of its agreements and obligations under the Employment Agreement and for other good and valuable consideration, the receipt of which is hereby acknowledged by the Executive, the Executive on behalf of himself and his family, agents, representatives, heirs, executors, trustees, administrators, attorneys, successors and assigns (the “Releasors”) hereby irrevocably, unconditionally and generally releases Teva USA, Teva Pharmaceutical Industries Ltd., and their and the Teva Group’s direct and indirect parents, subsidiaries, affiliates, shareholders, officers, directors, employees and attorneys, and the heirs, executors, administrators, receivers, successors and assigns of all of the foregoing (collectively, the “Corporate Releasees”), from, and hereby waives and/or settles any and all, actions, causes of action, suits, debts, sums of money, agreements, promises, damages, or any liability, claims or demands, known or unknown and of any nature whatsoever and which the Executive ever had, now has or hereafter can, shall or may have, for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this release (collectively, the “Executive Claims”) arising directly or indirectly pursuant to or out of his employment with Teva USA, the performance of services for Teva USA or any Corporate Releasee or the termination of such employment or services and, specifically, without limitation, any rights and/or the Executive Claims (a) arising under or pursuant to any contract, express or implied, written or oral, relating to the Executive’s employment or termination thereof or the employment relationship, including, without limitation, the Employment Agreement; (b) for wrongful dismissal or termination of employment; (c) arising under any federal, state, local or other statutes, orders, laws, ordinances, regulations or the like that relate to the employment relationship and/or that specifically prohibit discrimination based upon age, race, religion, sex, national origin, disability, sexual orientation or any other unlawful bases, including, but not limited to, any and all claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act of 1990, the Equal Pay Act of 1963, the Americans with Disabilities Act of 1990, as amended, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, as amended, and applicable rules and regulations promulgated pursuant to or concerning any of the foregoing statutes; (d) for damages, including, without limitation, punitive or compensatory damages or for attorneys’ expenses, costs, wages, injunctive or equitable relief resulting or pertaining to those matters released hereunder; and (e) relating to salaries, benefits, bonuses, compensation, fringe benefits, social benefits according to any law or agreement, amounts of manager’s insurance, pension fund, provident fund and education fund, overtime, severance pay, sick pay, recreation payments, vacation payments, prior notice payments, options or other securities, reimbursement of expenses and/or any other payments or benefits due to the Executive. This paragraph shall not apply to any rights or claims that the Executive may have: (i) for a breach of Teva USA’s obligation to provide, or cause to be provided, the severance and other payments and benefits due under the Employment Agreement; (ii) for disability, life insurance, health, welfare, qualified and nonqualified pension and other employee benefit plans in accordance with the terms of the applicable plans; and (iii) any right(s) of indemnification that the Executive may have, whether under or pursuant to the Employment Agreement, this release or the charter, bylaws or other governing plans, policies or arrangements of, or any insurance policy maintained by Teva USA, for any and all actions undertaken by the Executive in his capacity as an employee, contractor, consultant, agent, officer, director, shareholder, trustee, fiduciary or other representative of Teva USA.

The Releasors agree not to bring any action, suit or proceeding whatsoever (including the initiation of governmental proceedings or investigations of any type) against any of the Corporate Releasees for any matter or circumstance concerning which the Releasors have released the Corporate Releasees under this Release. Further, the Executive agrees not to encourage any other person or suggest to any other person that he, he or it institute any legal action against the Corporate Releasees, and the Executive hereby declares, confirms and undertakes that, if the Releasors or anyone else in their name should deliver a claim as mentioned above, the Executive shall reimburse the Corporate Releasees and anyone else on their behalf to the full extent of the sum of the legal expenses and legal fees incurred by them as a result of any such claim; and in the event that Releasors prevail in such legal action, then the Corporate Releasees shall reimburse such sum to the Executive. Notwithstanding the foregoing, this Release is not intended to interfere with the Executive’s right to file a charge with the U.S. Equal Employment Opportunity Commission (the “EEOC”) in connection with any claim the Executive believes the Executive may have against Teva USA. The Releasors hereby agree to waive the right to any relief (monetary or otherwise) in any action, suit or proceeding the Executive may bring in violation of this Release, including any proceeding before the EEOC or any other similar body or in any proceeding brought by the EEOC or any other similar body on the Executive’s behalf. In addition, nothing contained in this release shall be construed to prohibit the Releasors from reporting possible violations of federal or state law or regulation to any governmental agency or regulatory body or making other disclosures that are protected under any whistleblower provisions of federal or state law or regulation, or from filing a charge with or participating in any investigation or proceeding conducted by any governmental agency or regulatory body.

To the extent applicable, this release shall constitute a dismissal and compromise notice for the purposes of Section 29 of the Israeli Severance Pay Law 5713-1963.

Representation by Counsel/Revocation.

(a) By executing this release, the Executive acknowledges that: (i) he has been advised by Teva USA to consult with an attorney before executing this release and has consulted and been represented by counsel in connection therewith; (ii) he has been provided with at least a twenty-one (21) day period to review and consider whether to sign this release and, by executing and delivering this release to Teva USA, he is waiving any remaining portion of such twenty-one (21) day period; and (iii) he has been advised that he has seven (7) days following execution of the Release to revoke this release (the “Revocation Period”).

(b) This release will not be effective or enforceable until the Revocation Period has expired. Any revocation of this release shall only be effective if an originally executed written notice of revocation is delivered to Teva USA on or before 5:00 p.m. EST on the last day of the Revocation Period. If so revoked, this release shall be deemed to be void ab initio and of no further force and effect.

(c) Defined terms not otherwise defined herein shall have the same meanings ascribed to them in the Employment Agreement.

Dated: [To be Executed Following a Termination of Employment]

Exhibit B

Indemnification and Release Agreement

This Indemnification and Release Agreement (this “Indemnification Agreement”) is being entered into, pursuant to the resolutions of the Board of Directors (the “Board”) of Teva Pharmaceutical Industries Ltd., a company organized under the laws of the State of Israel (the “Company”), dated July 31, 2012 and the resolutions of the Human Resources and Compensation Committee of the Board, and the Audit Committee of the Board, each dated July 30, 2012.

It is in the best interest of the Company to retain and attract as office holders the most capable persons available and such persons are becoming increasingly reluctant to serve in companies unless they are provided with adequate protection through insurance, exemption and indemnification in connection with such service.

You are or have been appointed as an office holder of the Company, and in order to enhance your service to the Company in an effective manner, the Company desires to provide for your indemnification to the fullest extent permitted by law and the Company’s Articles of Association (the “Articles of Association”). In consideration of your service to the Company, the Company hereby agrees as follows:

1. The Company hereby undertakes to indemnify you to the maximum extent permitted by the Articles of Association and the Israeli Companies Law, 5759 – 1999, as amended from time to time (the “Companies Law”), the Israeli Securities Law, 5728-1968, as amended from time to time (the “Securities Law”) and any other applicable law, in respect of the following expenses or liabilities imposed on, or incurred by, you in consequence of any act performed or omission committed by you in your capacity as an “Office Holder” (such term shall bear the meaning assigned to it in the Companies Law) of the Company (including your service, at the request of the Company, as an officer, director, employee or board observer of any other company controlled directly or indirectly by the Company (a “Subsidiary”) or in which the Company holds shares (an “Affiliate”)).

1.1 any monetary liability imposed on you in favor of another person by a court judgment, including a settlement or an arbitrator’s award which was approved by court;

1.2 reasonable litigation expenses, including attorneys’ fees, actually incurred by you in connection with an investigation or proceeding that was conducted against you by a competent authority which has been Terminated Without the Filing of an Indictment (as such term is defined in the Companies Law) against you and without the Imposition on you of a Monetary Liability In Lieu of a Criminal Proceeding (as such term is defined in the Companies Law), or which has been Terminated Without the Filing of an Indictment against you but with the Imposition on you of a Monetary Liability in Lieu of a Criminal Proceeding in respect of a crime which does not require the proof of mens rea (criminal intent) or in connection with a monetary sanction;

1.3 reasonable litigation expenses, including attorneys’ fees, actually incurred by you or charged to you by a court, in a proceeding instituted against you by the Company or on its behalf or by another person, or in any criminal proceeding in which you were acquitted, or in any criminal proceedings in which you were convicted of a crime which does not require the proof of mens rea (criminal intent); and

1.4 payment which you are obligated to make to an injured party as set forth in Section 52(54)(a)(1)(a) of the Securities Law, and expenses actually incurred by you in connection with a proceeding under Chapters H’3, H’4, or I’1 of the Securities Law, including reasonable legal expenses, which term includes attorneys’ fees or in connection with Article D of Chapter Four of Part Nine of the Companies Law.

For the purpose of this Indemnification Agreement, “expenses” shall include, without limitation, attorneys’ fees and all other costs, expenses and obligations paid or incurred by you in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in any claim relating to any matter for which indemnification hereunder may be provided, and expenses paid or incurred by you in successfully enforcing this Indemnification Agreement. Expenses shall be considered paid or incurred by you at such time as you are required to pay or incur such cost or expenses, including upon receipt of an invoice or payment demand.

2. Notwithstanding the forgoing provisions of Section 1, except to the extent permitted by applicable law, the Company will not indemnify you for any amount you may be obligated to pay in respect of:

2.1 A breach of your duty of loyalty to the Company or a Subsidiary or Affiliate, unless committed in good faith and with reasonable grounds to believe that such act would not prejudice the interests of the Company or a Subsidiary or Affiliate;

2.2 A breach of your duty of care to the Company or a Subsidiary or an Affiliate committed intentionally or recklessly;

2.4 An action or omission taken by you with the intent of unlawfully realizing personal gain;

2.5 A fine, monetary sanction, forfeit or penalty imposed upon you; or

2.6 With respect to proceedings or claims initiated or brought voluntarily by you against the Company or a Subsidiary or an Affiliate, other than by way of defense, by way of third party notice to the Company or a Subsidiary or an Affiliate, or by way of countersuit in connection with claims brought against you.

3. To the fullest extent permitted by law, the Company will, following receipt by the Company of your written request therefor, make available all amounts payable to you in accordance with Section 1 above on the date on which such amounts are first payable by you (“Time of Indebtedness”), and with respect to items referred to in Sections 1.2, 1.3 and 1.4 above, even prior to the time on which the applicable court renders its decision, provided however, that advances given to cover legal expenses will be repaid by you to the Company if it is determined that you are not lawfully entitled to such indemnification.

As part of the aforementioned undertaking, the Company will make available to you any security or guarantee that you may be required to post in accordance with an interim decision given by a court or an arbitrator, including for the purpose of substituting liens imposed on your assets.

4. The Company will indemnify you and advance expenses in accordance with this Indemnification Agreement even if at the relevant Time of Indebtedness you are no longer an Office Holder of the Company or a Subsidiary or an Affiliate, provided that the obligations with respect to which you will be indemnified hereunder are in respect of actions taken or omissions committed by you while you were an Office Holder of the Company or such Subsidiary or such Affiliate as aforesaid, and in such capacity.

5. The undertaking of the Company set forth in Section 1.1 shall be limited as follows:

5.1 to matters that are connected or otherwise related to those events or circumstances set forth in Schedule A hereto.

5.2 the maximum amount for which the Company undertakes to indemnify you for the matters and circumstances described in Section 1.1, jointly and in the aggregate, shall not exceed US$ 200 million according to the representative rate of exchange, or any other official rate of exchange that may replace it, at the Time of Indebtedness calculated with respect to each Office Holder of the Company. Such amount has been determined by the Board to be reasonable under the circumstances.

6. Subject to the limitations of Section 5 above and Section 7 below, the indemnification hereunder will, in each case, cover all sums of money that you will be obligated to pay, in those circumstances for which indemnification is permitted under the law, the Articles of Association and under this Indemnification Agreement.

7. Notwithstanding anything to the contrary herein, the Company will not indemnify you for any liability with respect to which you have received payment by virtue of an insurance policy or another indemnification agreement, including, without limitation, an indemnification undertaking provided by a Subsidiary or an Affiliate, other than for amounts which are in excess of the amounts actually paid to you pursuant to any such insurance policy or other indemnity agreement (including deductible amounts not covered by insurance policies), all within the limits set forth in Section 5 above. In order to eliminate any duplication of benefits, the Company will be entitled to receive any amount collected by you from a third party in connection with liabilities actually indemnified hereunder, up to the amount actually paid to you by the Company as indemnification hereunder, to be transferred by you to the Company within fifteen (15) days following the receipt of the said amount.

In the event of payment by the Company pursuant to this Indemnification Agreement, the Company shall be subrogated to the extent of such payment to all of your rights of recovery, and you shall execute all documents required, and shall do everything that may be necessary, to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

8. In all indemnifiable circumstances, indemnification will be subject to the following:

8.1 You shall promptly notify the Company in writing of any legal proceedings initiated against you and of all possible or threatened legal proceedings for which you may seek indemnification hereunder, without delay, and in any event within seven (7) days following your first becoming aware thereof, provided, however, that your failure to notify the Company as aforesaid shall not derogate from your right to be indemnified as provided herein except and to the extent that such failure to provide notice prejudices the Company’s ability to defend against such action or to conduct any related legal proceeding. You shall deliver to the Company, or to such person as it shall advise you, without delay all documents you receive in connection with these proceedings or possible or threatened proceedings. Notice to the Company shall be directed to the Chairman of the Board, and in the event you are the Chairman of the Board, to the Chairman of the Audit Committee, at the address of the Company’s principal office (or at such other address as the Company shall advise you).

8.2 Other than with respect to proceedings that have been initiated against you by the Company or in its name, the Company shall be entitled to undertake the conduct of your defense in respect of such legal proceedings and/or to hand over the conduct thereof to any attorney which the Company may choose for that purpose, except to an attorney who is not, upon reasonable grounds, acceptable to you. In such case, the fees and expenses of such counsel shall be paid by the Company. The Company shall notify you of any such decision to defend within ten (10) calendar days of receipt of notice of any such proceeding.

The Company or the attorney as aforesaid shall be entitled, within the context of the conduct as aforesaid, to conclude such proceedings, all as they shall see fit, including by way of settlement.

Notwithstanding the foregoing, in the case of criminal proceedings, the Company or the attorneys as aforesaid will not have the right to plead guilty in your name or to agree to a plea-bargain in your name without your consent. Furthermore, in a civil proceeding (whether before a court or as a part of a compromise arrangement), the Company and/or its attorneys will not have the right to admit to any occurrences that are not indemnifiable pursuant to this Indemnification Agreement and/or pursuant to law, without your consent. However, the aforesaid will not prevent the Company or its attorneys as aforesaid, with the approval of the Company, to come to a financial arrangement with a plaintiff in a civil proceeding or to consent to the entry of any judgment against you or enter into any settlement, arrangement or compromise, in each case without your consent, so long as such arrangement, judgment, settlement or compromise: (i) does not include an admission of your fault, (ii) is fully indemnifiable pursuant to this Indemnification Agreement and pursuant to law and (iii) further provides, as an unconditional term thereof, the full release of you from all liability in respect of such proceeding. This paragraph shall not apply to a proceeding brought by you under Section 8.7 below.

8.3 You will fully cooperate with the Company and/or any attorney as aforesaid in every reasonable way as may be required of you within the context of their conduct of such legal proceedings, including but not limited to the execution of power(s) of attorney and other documents required to enable the Company or its attorney as aforesaid to conduct your defense in your name, and to represent you in all matters connected therewith, in accordance with the aforesaid and will give the Company all information and access to documents, files and your advisors and representatives as shall be within your power, in every reasonable way as may be required by the Company with respect to any such legal proceedings, provided that the Company shall cover all reasonable costs incidental thereto such that you will not be required to pay the same or to finance the same yourself, and provided, further, that you shall not be required to take any action that would reasonably prejudice your defense in connection with any indemnifiable proceeding.

8.4 Notwithstanding the provisions of Sections 8.2 and 8.3 above, (i) if in a proceeding to which you are a party by reason of your status as an Office Holder of the Company or any Subsidiary or Affiliate, the named parties to any such proceeding include both you and the Company or any Subsidiary or Affiliate, and joint representation is inappropriate under applicable standards of professional conduct due to a conflict of interest or potential conflict of interest (including the availability to the Company and its Subsidiary or Affiliate, on the one hand, and you, on the other hand, of different or inconsistent defenses or counterclaims) that exists between you and the Company, or (ii) if the Company fails to assume the defense of such proceeding in a timely manner, or (iii) if the Company refers the conduct of your defense to an attorney who is not, upon reasonable grounds, acceptable to you, you shall be entitled to be represented by separate legal counsel, which may represent other persons similarly situated, of the Company’s choice and reasonably acceptable to you and such other persons, at the sole expense of the Company. In addition, if the Company fails to comply with any of its material obligations under this Indemnification Agreement or in the event that the Company or any other person takes any action to declare this Indemnification Agreement void or unenforceable, or institutes any action, suit or proceeding to deny or to recover from you the benefits intended to be provided to you hereunder, except with respect to such actions, suits or proceedings brought by the Company that are resolved in favor of the Company, you shall have the right to retain counsel of your choice, reasonably acceptable to the Company and at the expense of the Company, to represent you in connection with any such matter.

8.5 If, in accordance with Section 8.2 (but subject to Section 8.4), the Company has taken upon itself the conduct of your defense, you shall have the right to employ counsel in any such action, suit or proceeding, who shall fully update, and be fully updated by, the Company on the defense procedure and shall consult with, and be consulted with by, the Company and the attorney conducting the legal defense on behalf of the Company, but the fees and expenses of such counsel, incurred after the assumption by the Company of the defense thereof, shall be at your expense and the Company will have no liability or obligation pursuant to this Indemnification Agreement or the above resolutions to indemnify you for any legal expenses, including any legal fees, that you may incur in connection with your defense, unless the Company shall agree to such expenses; in which event all reasonable fees and expenses of your counsel shall be borne by the Company to the extent so agreed to by the Company.

8.6 The Company will have no liability or obligation pursuant to this Indemnification Agreement to indemnify you for any amount expended by you pursuant to any compromise or settlement agreement reached in any suit, demand or other proceeding as aforesaid without the Company’s consent to such compromise or settlement, which consent shall not be unreasonably withheld.

8.7 The Board and/or applicable committee(s) thereof and/or any other person(s) authorized by the Board will consider the request for indemnification and the amount thereof and will determine if you are entitled to indemnification and the amount thereof. In the event that you make a request for payment of an amount of indemnification hereunder or a request for an advancement of indemnification expenses hereunder and the Company fails to timely determine your right to indemnification hereunder or fails to timely make such payment or advancement in whole or in part, you may request that a determination with respect to your entitlement thereto shall be made in the specific case by an Independent Counsel agreed upon by the Company and you, and in the absence of such agreement, appointed by the head of the Israeli Bar Association. The Company agrees to pay the reasonable fees of the Independent Counsel referred to above and to fully indemnify such counsel against any and all expenses, claims, liabilities and damages arising out of or relating to this Indemnification Agreement or its engagement pursuant hereto, provided, however, that you shall reimburse the Company for any such fees, expenses, claims, liabilities and damages in the event the matter is resolved in favor of the Company. “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of Israeli corporate law and neither presently is, nor in the past five years has been, retained to represent: (i) the Company, an “interested party” (as defined in the Companies Law) of the Company or you in any matter material to either such party (other than in the capacity of Independent Counsel with respect to this Indemnification Agreement or similar indemnification agreements of the Company), or (ii) any other party to the proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or you in an action to determine your rights under this Indemnification Agreement.

8.8 Neither the Company nor any of its agents, employees, directors or officers shall make any statement to the public or to any other person regarding any settlement of claims made pursuant to this Indemnification Agreement against you that would in any manner cast any negative light, inference or aspersion against you.

8.9 By signing this Indemnification Agreement you hereby accept that you shall not make any statement to the public or to any other person regarding any settlement of claims made pursuant to this Indemnification Agreement against you or the Company that would in any manner cast any negative light, inference or aspersion against the Company, and that you will keep the terms of such settlement confidential.

9. The Company hereby exempts you, to the fullest extent permitted by law and the Articles of Association, from any liability for damages caused as a result of a breach of your duty of care to the Company, provided that in no event shall you be exempt with respect to any actions listed in Section 2 above or for a breach of your duty of care in connection with a Distribution (as defined in the Companies Law).

10. Subject to Section 20 below, if any act, resolution, approval or other procedure is required for the validation of any of the undertakings in this Indemnification Agreement, the Company undertakes to cause them to be done or adopted in a manner which will enable the Company to fulfill all its undertakings as aforesaid.

11. To the fullest extent permitted by law and the Articles of Association (as stated above), nothing contained in this Indemnification Agreement shall derogate from the Company’s right (but in no way shall the Company be obligated) to indemnify you post factum for any amounts which you may be obligated to pay as set forth in Section 1 above without regard to the limitations set forth in Section 5 above. Your rights of indemnification hereunder shall not be deemed exclusive of any other rights you may have under the Articles of Association or applicable law or otherwise.

12. If any undertaking included in this Indemnification Agreement is held invalid or unenforceable, such invalidity or unenforceability will not affect any of the other undertakings which will remain in full force and effect. Furthermore, if such invalid or unenforceable undertaking may be modified or amended so as to be valid and enforceable as a matter of law, such undertaking will be deemed to have been modified or amended, and any competent court or arbitrator is hereby authorized to modify or amend such undertaking, so as to be valid and enforceable to the maximum extent permitted by law.

13. This Indemnification Agreement and the agreements herein shall be governed by and construed and enforced in accordance with the laws of the State of Israel, without regard to the rules of conflict of laws, and any dispute arising from or in connection with this Indemnification Agreement is hereby submitted to the sole and exclusive jurisdiction of the competent courts in Tel Aviv, Israel.

14. This Indemnification Agreement cancels and replaces any preceding letter of indemnification or arrangement for indemnification that may have been issued to you by the Company. Notwithstanding the foregoing, the indemnification obligation set forth in this Indemnification Agreement will also apply, subject to the terms, conditions and limitations set forth in this Indemnification Agreement, with respect to actions performed, or omissions committed, in your capacity as an Office Holder of the Company or a Subsidiary or an Affiliate, during the period prior to the date of this Indemnification Agreement.

15. Neither the settlement nor termination of any proceeding nor the failure of the Company to award indemnification or to determine that indemnification is payable shall create an adverse presumption that you are not entitled to indemnification hereunder. In addition, the termination of any proceeding by judgment or order (unless such judgment or order provides so specifically) or settlement shall not create a presumption that you did not act in good faith and in a manner which you reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal action or proceeding, that you had reasonable cause to believe that your action was unlawful.

16. This Indemnification Agreement shall be (a) binding upon all successors and assigns of the Company (including any transferee of all or a substantial portion of the business, stock and/or assets of the Company and any direct or indirect successor by merger or consolidation or otherwise by operation of law), and (b) binding on and shall inure to the benefit of your heirs, personal representatives, executors and administrators. This Indemnification Agreement shall continue for your benefit and your heirs’, personal representatives’, executors’ and administrators’ benefit after you cease to be an Office Holder of the Company.

17. The obligations of the Company according to this Indemnification Agreement shall be interpreted broadly and in a manner that shall facilitate its execution, to the extent permitted by law, and for the purposes for which it was intended. In the event of a conflict between any provision of this Indemnification Agreement and any provision of the law which cannot be conditioned upon, changed or added to, the said provision of the law shall supersede the specific provision in this Indemnification Agreement, but shall not limit or diminish the validity of the remaining provisions of this Indemnification Agreement.

18. Subject to Section 20 below, the Company hereby agrees to indemnify and exempt you to the fullest extent permitted by law, notwithstanding that such indemnification or exemption is not specifically authorized by the other provisions of this Indemnification Agreement. In the event of any change after the date of this Indemnification Agreement in any applicable law, statute or rule which expands the right of an Israeli company to indemnify Office Holders, it is the intent of the parties hereto that you shall enjoy by this Indemnification Agreement the greater benefits afforded by such change and such changes shall to the extent permitted by applicable law be, ipso facto, within the purview of your rights and the Company’s obligations pursuant to this Indemnification Agreement.

19. Subject to Section 5 above and notwithstanding anything else to the contrary herein, in the event of any change in the Articles of Association after the date of this Indemnification Agreement which narrows the Company’s right to indemnify you under this Agreement, such change shall apply only with respect to actions performed, or omissions committed, by you in your capacity as an Office Holder of the Company, of a Subsidiary or of an Affiliate, after the date of such change, to the extent permitted by applicable law.

20. Notwithstanding anything to the contrary herein, nothing in this Indemnification Agreement shall require or obligate the Company to amend its Articles of Association, or take any action with respect thereto.

21. No waiver of any of the provisions of this Indemnification Agreement shall be deemed or shall constitute a waiver of any other provisions of this Indemnification Agreement (whether or not similar), nor shall such waiver constitute a continuing waiver. Any waiver shall be in writing.

22. All notices and other communications required or permitted under this Indemnification Agreement shall be in writing, shall be effective (i) if mailed, three (3) business days after mailing (unless mailed abroad, in which case it shall be effective five (5) business days after mailing), (ii) if by air courier, two (2) business days after delivery to the courier service, (iii) if sent by messenger, upon delivery, (iv) if sent via facsimile, upon transmission and electronic (or other) confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic (or other) confirmation of receipt and (iv) if sent by email, on the date of transmission or (if transmitted and received on a non-business day) on the first business day following transmission, except where a notice is received stating that such mail has not been successfully delivered.

23. This Indemnification Agreement shall continue in effect regardless of whether you continue to serve as an Office Holder of the Company.

24. This Indemnification Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument; it being understood that parties need not sign the same counterpart. The exchange of an executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in pdf format shall be sufficient to bind the parties to the terms and conditions of this Indemnification Agreement, as an original.

The Board has determined, based on the current activity of the Company, that the amount stated in Section 5 is reasonable under the circumstances, and that those events and circumstances specified in Schedule A are foreseeable in light of the Company’s activities as of the date hereof.

Schedule A

All references in this schedule to the “Company” shall be deemed to refer to a Subsidiary or Affiliate as well, to the extent that your service as an office holder, director, employee or board observer of the Subsidiary or Affiliate is at the request of the Company in the circumstances described in the preface of Section 1 to the Indemnification Agreement.

1. The offering of securities by the Company and/or by a shareholder to the public and/or to private investors or the offer by the Company to purchase securities from the public and/or from private investors or other holders pursuant to a prospectus, agreement, notice, report, tender and/or other proceeding, whether in Israel, the United States or abroad;

2. Occurrences resulting from the Company’s public filings or omissions to make a public filing, delisting of shares, or buy-back of Company’s securities;

3. Occurrences in connection with investments the Company make in other corporations whether before and/or after the investment is made, entering into the transaction, the execution, development and monitoring thereof, including without limitation, actions taken by you in the name of the Company as an Office Holder and/or board observer of the corporation which is the subject of the transaction and the like;

4. The sale, purchase and holding of negotiable securities or other investments for or in the name of the Company;

5. Actions in connection with an actual or anticipated change in ownership, control or structure of the Company, its reorganization, dissolution, including without limitation, a merger, sale or acquisition of shares, or change in capital;

6. Actions in connection with any actual or proposed transaction not in the ordinary course of business of the Company, including without limitation, the sale, lease or purchase of any assets, subsidiary, operations and/or business, or part thereof, of the Company;

7. Actions concerning the approval of transactions of the Company with officers and/or directors and/or holders of controlling interests in the Company, and any other transactions referred to in Section 270 of the Companies Law;

8. Without derogating from the generality of the above, actions in connection with the purchase or sale of companies, legal entities, business, securities or assets, and the division or consolidation thereof, including without limitation, any Tender Offer, Forced Sale of Shares, Arrangement and Compromise (as such capitalized terms are defined in the Companies Law) or any reorganization, merger or consolidation of whatever kind or nature within the meaning of any law applicable to such claim or demand;

9. Actions taken in connection with labor relations and/or employment matters in the Company and trade relations of the Company, including without limitation, with employees, independent contractors, customers, suppliers and various service providers;

10. Actions in connection with products or services developed and/or commercialized by the Company, including without limitation, the performance of pre-clinical and clinical trials on such products, whether performed by the Company or by third parties on behalf of the Company, and/or in connection with the certification, distribution, sale, license or use of such products, including without limitation in connection with professional liability and product liability claims and/or in connection with the procedure of obtaining regulatory or other approvals regarding such products, whether in Israel or abroad and including without limitation, liabilities arising out of advertising or marketing, including without limitation, misrepresentations regarding the Company’s products and unlawful distribution of emails;

11. Actions taken in connection with the intellectual property of the Company, and its protection, including without limitation, the registration or assertion of rights to intellectual property and the defense of claims related to intellectual property, including without limitation, any assertion that the Company’s products violate, infringe, misappropriate or misuse the intellectual property rights of any third party;

12. Actions taken pursuant to or in accordance with the policies and procedures of the Company (including without limitation, tax policies and procedures), whether such policies and procedures are published or not;

13. Approval of corporate actions, in good faith, including without limitation, the approval of the acts of the Company’s management, their guidance and their supervision;

14. Claims of failure to exercise business judgment and a reasonable level of proficiency, expertise and care in regard of the Company’s business;

15. Violations of laws requiring the Company to obtain regulatory and governmental licenses, permits and authorizations in any jurisdiction;

16. Claims in connection with publishing or providing any information, including without limitation, any filings with governmental authorities, on behalf of the Company in the circumstances required under applicable laws;

17. Any claim or demand made under any securities laws of any jurisdiction or by reference thereto, or related to the failure to disclose any information in the manner or time such information is required to be disclosed pursuant to any securities authority or any stock exchange disclosure or other rules, or any other claims relating to relationships with investors, debt holders, shareholders and the investment community; or related to inadequate or improper disclosure of information to investors, debt holders, shareholders and the investment community, claims relating to or arising out of financing arrangements, any breach of financial covenants or other obligations towards lenders or debt holders of the Company, class actions, violations of laws requiring the Company to obtain regulatory and governmental licenses, permits and authorizations in any jurisdiction; actions taken in connection with the issuance of any type of securities of Company, including without limitation, the grant of options to purchase any of the same, or related to the purchase, holding or disposition of securities of the Company or any other investment activity involving or effected by such securities, including, without limitation, any offering of the Company’s securities to private investors or to the public, and listing of such securities, or the offer by the Company to purchase securities from the public or from private investors or other holders, and any undertakings, representations, warranties and other obligations related to any such offering, listing or offer or to the Company’s status as a public company or as an issuer of securities;

18. Any claim or demand made by any lenders or other creditors or for monies borrowed by, or other indebtedness of, the Company;

19. Any claim or demand made directly or indirectly in connection with complete or partial failure, by the Company, or their respective directors, officers and employees, to pay, report, keep applicable records or otherwise, any state, municipal, federal, county, local, city or foreign taxes or other mandatory payments of any nature whatsoever, including, without limitation, income, sales, use, transfer, excise, value added, registration, severance, stamp, occupation, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll or employee withholding or other withholding, including without limitation, any interest, penalty or addition thereto, whether disputed or not;

20. Any claim or demand arising out of dealings by the Company with third parties, including without limitation, agents, employees, customers, suppliers, creditors or others;

21. Any claim or demand arising out of presentations or reports submitted or delivered (or not submitted or delivered) to shareholders (whether current or prospective), customers or creditors of the Company or to any governmental entity or agency, including without limitation, relevant securities authorities or commissions;

22. Any claim or demand made by purchasers, holders, lessors or other users of products of the Company, or individuals treated with or exposed to such products, for damages or losses related to such use or treatment;

23. Review, approval and actions taken in connection with the financial and tax reports of the Company, including without limitation, any action, consent or approval related to or arising from the foregoing, including without limitation, execution of certificates for the benefit of third parties related to the financial statements;

24. Claims in connection with anti-competitive laws and regulations and laws and regulation of commercial wrongdoing;

25. Claims in connection with breach of confidentiality obligations, acts in regard of invasion of privacy, including with respect to databases, and acts in connection with slander and defamation;

26. Claims or demands made by any third party suffering any personal injury and/or bodily injury and/or property damage to business or personal property through any act or omission attributed to the Company, or its employees, agents or other persons acting or allegedly acting on their behalf;

27. Any administrative, regulatory or judicial actions, orders, decrees, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any governmental entity, including without limitation, the Office of the Chief Scientist or the Investments Center of the Israeli Ministry of Industry, Trade and Labor, the Israeli Antitrust Authority, the Israel Securities Authority, the United States Securities and Exchange Commission, or other person alleging the failure to comply with any statute, law, ordinance, rule, regulation, order or decree of any governmental entity applicable to the Company, or any of its businesses, subsidiaries, assets or operations, or the terms and conditions of any operating certificate or licensing agreement;

28. Any action or decision regarding Distribution;

29. An announcement, a statement, including without limitation, a position taken, or an opinion made in good faith by an Office Holder in the course of her duties and in conjunction with her duties, including without limitation, during a meeting of the Board or one of the committees of the Board;

30. An act or omission undertaken in contradiction to the Company’s Memorandum of Association or Articles of Association;

31. Any action or decision in relation to work safety and/or working conditions;

32. An act or omission undertaken in negotiating, signing and performing an insurance policy or any claim relating to a failure to maintain appropriate insurance and/or adequate safety measures;

33. Any claim or demand made by a customer, supplier, contractor or other third party transacting any form of business with the Company, in the ordinary course of their business, relating to the negotiations or performance of such transaction, or representations or inducements provided in connection therewith or otherwise.

34. Any administrative, regulatory, civil or judicial actions, orders, decrees, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any governmental entity or other person alleging potential responsibility or liability (including without limitation, potential responsibility or liability for costs of enforcement, investigation, cleanup, governmental response, removal or remediation, for natural resources damages, property damage, personal injuries, or penalties or for contribution, indemnification, cost recovery, compensation, or injunctive relief) arising out of, based on or related to (x) the presence of release, spill, emission, leaking, dumping, pouring, deposit, disposal, discharge, leaching or migration into the environment (each a “Release”) or threatened Release of, or exposure to, any hazardous, toxic, explosive or radioactive substances, wastes or other pollutants and all other substances or wastes of any nature regulated pursuant to any environmental law, at any location, whether or not owned, operated, leased or managed by the Company, or any of its subsidiaries, or (y) circumstances forming the basis of any violation of any environmental law, environmental permit, license, registration or other authorization required under applicable environmental and/or public health law.

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